Exhibit 10.1

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of June 30th, 2007 (the "Effective Date"), jointly and severally by and among UNITED MINE SERVICES, INC., an Idaho Corporation of 1044 NORTHWEST BOULEVARD,STE. D, COEURD D'ALENE, IDAHO 83814, and (hereinafter the "Buyer"), and GREG S. STEWART and JENNY L. STEWART, husband and wife of P.O. Box 1275 Pinehurst, Idaho, 83850 (hereinafter collectively the "Seller").

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock in Stewart Contracting Inc., an Idaho corporation ("Company"); and

WHEREAS, Buyers desire to purchase from the Sellers, and the Sellers desire to sell to Buyers, all of the outstanding capital stock of the Company (the “Company Stock”), in consideration of the Purchase Price (hereinafter defined), upon the terms and subject to the contingencies and conditions set forth herein; and

WHEREAS, upon closing of this Stock Purchase and Sale Agreement, Seller shall provide Buyers with a one (1) year Lease to the real property presently used by the Company. Real property is located at 202 S. Division Street in Pinehurst Idaho. Lease will begin on November 1, 2007

NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Purchase and Sale of Shares.

1.1
Purchase and Sale. On or before June 30th, 2007 (the "Closing Date") and upon the terms and subject to the conditions of this Agreement, the Sellers shall sell to Buyers, and Buyers shall purchase from the Sellers, all of the issued and outstanding shares of Company Stock (the "Shares"), free and clear of all liens and encumbrances.

1.2
Purchase Price for Stock. The aggregate purchase price payable by Buyers to the Sellers in consideration for the sale of the Shares shall be Two and one half Million Dollars ($2,500,000.00) (the "Stock Purchase Price"). Purchase will be in the form of a stock for stock transaction. Seller will receive from Buyer Five Million (5,000,000 Shares)

valued at $0.25 per share of United Mine Services, Inc. and an additional $1,250,000 payable in stock or cash at the discretion of the Buyer in exchange for 100% of the shares of Stewart Contracting Inc. (1,000 Shares). Remaining balance will accrue interest at a rate of 6% APR until paid off. Buyer shall make minimum monthly payments to Seller in the amount of 10,000 US until balance is paid. If additional payments are made in stock, the share price will be based on the average traded closed share price for the 90 days prior to the issuance of stock. The time period to pay off the balance owed is 36 months from the date of this agreement. The parties acknowledge that Buyer has deposited with Sellers stock in the amount of Two Hundred and Fifty Thousand Shares (250,000 Shares), as a non-refundable earnest money ("Earnest Money") to be applied as a down payment to the Purchase Price at Closing. If all contingencies are satisfied and this transaction proceeds to the Closing Date, the remaining balance of Four Million Seven Hundred and Fifty Thousand Shares (4,750,000) shall be paid at the Closing Date. In the event that this transaction shall not close for any reason, Seller's shall retain the full Earnest Money and without obligation to refund any portion thereof to Buyers.

2.           Purchase and Sale of Real Property.

2.1
Lease. Upon the Closing Date hereof Sellers lease the Real Property to Buyers on the terms and conditions of that Lease, attached hereto as Exhibit “A” which Lease shall contain among its provisions, a provision providing Buyer with an option for the sole and exclusive right to purchase at the end of the Lease term Sellers' Real Property, should the Sellers choose to sell, free and clear of all liens and encumbrances.

3.           Representations and Warranties of Buyers. Buyers hereby represent and warrant to the Sellers as follows:

3.1
Organization, Standing and Corporate Power. The Buyers, severally, are corporations duly organized, validly existing and in good standing in the State of Idaho, and have sufficient assets and sources of funds from which will be paid the Purchase Price for the Shares.

3.2	Compliance with Applicable Laws. Buyers, jointly and severally, are in compliance with all laws, regulations, rules and governmental orders applicable to it.

3.3
Litigation. Buyers, severally, are not subject to any judgment, injunction, order or arbitration decision, and there is no litigation or administrative proceeding pending or threatened against the Buyers.

3.4
Investment. The Buyers are acquiring the Shares for investment for its own account, and not as a nominee or agent, and not with a view to, or for resale in connection with any distribution thereof. The Buyers understand the Shares have not been, and will not be, registered under the Federal and State Securities Acts by reason of a specific exemption or exemptions from the registration provisions of the Securities Acts which depend upon, among other things, the bona fide nature of the purchaser's investment intent and the accuracy of the purchaser's representations as expressed herein. The Buyers further understand that no public market now exists for any of the Shares issued by the Company.

  3.5      Taxes. Upon the Closing Date, the parties shall elect to end the then current tax year of the Company pursuant to §1377(a)(2) of the Internal Revenue Code of 1986, as amended ("IRC"), to the extent the Company will have two (2) tax years for 2007. Buyers shall be solely responsible for the timely filing of any and all Federal and/or State tax returns pertaining to fiscal year ending December 31, 2007, and due following the Closing Date, which shall be filed in a timely manner. Except as provided for herein, Buyers shall indemnify and hold harmless Sellers from all claims by all taxing authorities with respect to the operations of the Business after the date of Closing.

  3.6      S Corporate Status. Buyers represent and acknowledge that it, as Corporations, are not qualified shares and can no longer continue to the S Corporation status of the Company for Federal income purposes, and that the fiscal tax year for the Company pursuant to IRC §1377(a)(2) will close the tax year for the Company as of the date of Closing, with the Sellers being solely responsible for the payment of any Federal or State Income taxes accruing on operations prior to the date of Closing.

  3.7      Stock Purchase. The Buyers do hereby represent and acknowledge and agree that following the Closing, it will not make, nor attempt to make, any election under IRC §338 to have the acquisition of the Shares herein treated as an asset acquisition. Buyers acknowledge that the Sellers are relying on this representation with respect to their tax planning, and would not enter into this transaction but for this representation of the Buyers. An election of the Buyers under §338 to treat this stock acquisition as an asset acquisition would have the likely effect of liquidating the Corporation for Federal and State income tax purposes causing there to be additional Federal and State income taxes payable by the Seller. Buyers further acknowledge and agree that the Sellers would have increased the purchase price by an amount in excess of the additional Federal and State taxes they would have to pay if the Buyers were to purchase the assets of the Company, or to make an election under IRC §338.

3.8
Employee Retention. Upon Closing, the Buyers will extend an offer of employment to each of the existing employees of the Company and use its best efforts to continue to employ all such employees for a period of at least one (1) year following the Closing, provided that such employees perform within the reasonable expectations, guidelines and policies of management. Sellers are relying on this representation of Buyers and that no notices have been given of pending layoff or employment terminations, nor need to be given.

             a.           Key Employees.   In addition to the foregoing, on or before ten (10) days from the execution of this Agreement, Buyer shall notify Sellers of the key personnel of the Company, Greg Stewart, with which the Buyers interest is in negotiating a one (1) year employment contract. In the event that the Buyers are unable to negotiate an employment contract with such individual, it shall be regarded as a matter of due diligence under Paragraph 5.2 herein. In the event that this transaction shall fail to close, for whatever reason, the Buyers do hereby jointly and severally agree not to employ, or to offer employment directly or indirectly, for a period of five (5) years commencing on the date hereof.

4.           Representations and Warranties of the Sellers. The Sellers, jointly and severally, hereby represent and warrant to Buyers as follows:

  4.1       Organization, Standing and Corporate Power. Stewart Contracting Inc., is a corporation duly organized, validly existing and in good standing in the State of Idaho.

  4.2       Capital Structure. The authorized capital stock of the Company consists of one thousand (1,000) shares of One Dollars ($1.00) par value voting common stock. There are no shares of common stock issued and outstanding and no shares of common stock are held by the Business in its treasury. No shares of capital stock are reserved for issuance for any other purpose. All the issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no outstanding contractual obligations of the Business to repurchase, redeem, or otherwise acquire any shares of common stock. The Business has two subsidiary businesses. They are listed and described below.

1. Stewart Contracting Inc. doing business as Castlegrade Fine Masonry. This is an active masonry company established in December 2005.

2. Stewart Contracting Inc. doing business as Jet-Black Sealcoating and Repair. This business is currently inactive.

4.3
Ownership of Shares. As of the date hereof, Greg S. Stewart is the sole Shareholder of record equally owning all shares of stock currently issued and outstanding, free and clear of all liens and encumbrances.

  4.4       Capacity; Authority. The Seller has full legal capacity to execute the Sellers' Agreements and consummate the transactions contemplated hereby and thereby. No person other than the Seller has any interest in any of the assets of the Company.

  4.5       Compliance with Applicable Laws. The Company is in compliance with all laws, regulations, rules and governmental orders applicable to it.

  4.6       Litigation. The Company is not subject to any judgment, injunction, order or arbitration decision and there is no litigation or administrative proceeding pending or threatened against the Company.

  4.7       Assets. The Company has, and, except as otherwise provided herein, following the Closing will have, good and marketable title to the Real Property described in the Lease attached as Exhibit “A”.  Except as may be agreed upon between the parties hereto prior to Closing and specified in the financial statements, all assets of the Corporation shall be free and clear of all encumbrances.

  4.8       Financial Statements. Sellers have provided to Buyers a complete listing of its assets and liabilities as of December 31, 2006, which Buyers have reviewed to its satisfaction. Prior to Closing and except for open purchase orders to its vendors, Sellers will either cause all of its liabilities to be paid in full, or that the Company, at Closing, will have accounts receivable in excess of its accounts payable.

  4.9       Taxes. Sellers have timely filed or will timely file all federal, state, and county tax returns of every nature which have due dates or will have due dates preceding Closing. All taxes and interestlpenalties, if any, which were due prior to closing, shall be paid by Shareholders. Except as provided for herein, Sellers shall indemnify and hold harmless Buyers from all claims by all taxing authorities with respect to the Business operations prior to the date hereof.

5.           Contingencies of Closing. This sale is subject to the Buyers' investigation in accordance with the following contingencies:

  5.1       Independent Investigation and Inspection. Buyers do hereby reconfirm its Confidentiality Agreement dated March 19, 2007. At all times after the Effective Date, and upon five (5) days written notice to Sellers, Buyers shall have supervised access to the Real Property and the Stewart Contracting Inc. business operations for purposes of viewing and inspecting the equipment, structures and status of current activities of Stewart Contracting Inc. (the "Business") to learn and understand the operations of the Business.

  5.2       Due Diligence. Seller shall, within ten (10) business days from written request of the Buyers, provide to the Buyers all reasonably requested Corporate documents (i.e., articles, bylaws, minutes), including, but not limited to copies of leases, financial statements and 2006 tax returns, copies of property statements, copies of assessments, copies of any employee policy/benefit manuals and employment files, and copies of 2006 utilities, repairs and maintenance invoices. Buyers shall have until June 20th, 2007 to review and ask questions regarding such documents and the operations of the Business. Unless extended in writing by the parties on or before June 20th, 2007, Buyers shall be deemed to have either accepted or waived all remaining contingencies to its Closing that pertain to its investigation of the Business.

  5.3       Operation of Business Prior to Closing. Seller shall have operated the Business in the normal and ordinary course of business and shall not have make any sale of assets other than in the ordinary course of business without the prior written consent of the Buyers. The parties acknowledge and agree that cash balance amount of $317,878.78 shown on the year end reviewed financial statement ending December 31, 2006 will be disbursed to the Sellers by December 15th, 2007 and the personal items belonging to the Sellers, all as listed on Exhibit "B" attached hereto. All accounts receivable existing on the date of Closing shall remain with the Business. At Closing, the Sellers shall make a list of all accounts receivables and list of all vendors with outstanding invoices. To the extent that the amounts owing to vendors exceeds the aggregate of the accounts receivable at Closing, the Purchase Price payable herein shall be reduced, dollar for dollar, for each dollar of excess liability. At Closing, Seller shall provide Buyer with a list of any open purchase orders.

6.           Source of Funds.

7.           Actions to Occur At Closing.

  7.1      Seller's Deliveries. On the Closing Date, the Sellers shall execute for delivery, as provided below, the following:

a.           Share Certificates. Endorsed stock certificates (with executed stock powers) transferring ownership of certificates to the Buyers representing all of the outstanding Shares.

b.           Lease Aqreement. A Lease Agreement with Buyers for the lease of Sellers' Real Property in the form attached as Exhibit "A.

c.           Corporate Records. The complete stock books, Bylaws, minute books, corporate seals, and any and all other corporate records or documents of the Company.

d.           Other Documentation. Any and all further documentation necessary to complete this stock sale transaction.

  7.2     Buyer's Deliveries. On the Closing Date, the Buyers will execute for delivery or perform the following:

a.           Unanimous Consent. A unanimous Consent of Shareholders and Directors for the election of new Officers and Directors of the Company, effective immediately upon the Resignations as provided in Paragraph 7.1 (b) above.

b.           Lease Agreement. A Lease Agreement with Seller for the lease of Sellers' Real Property in the form attached as Exhibit " A.

c.           Other Documentation. Any and all further documentation necessary to complete this stock sale transaction.

d.           Release. The release of Sellers from any and all personal guaranties to suppliers or vendors to the Business, effective upon Closing.

  7.3     Proration of Expenses. As part of the Closing, the Buyers shall pay at Closing and as an addition to the Purchase Price, Buyer's prorata share of real estate taxes, prepaid insurance premiums, other prepaid expenses and any closing costs.

8.           Indemnification

  8.1     Indemnification by the Sellers. The Seller hereby agrees to indemnify, hold harmless, protect, and defend Buyers from and against any and all claims, causes of action, liabilities, losses, costs, taxes, damages, whether foreseeable or unforeseeable, arising out of this sale of stock and prior to the date of this Agreement. The Sellers shall indemnify the Buyers in respect of, and hold the Buyers harmless against damages incurred or suffered by the Buyers or any affiliate thereof resulting from, relating to or constituting:

a.           any breach, as of the date of this Agreement or as of the Effective Date, of any representation or warranty of the Sellers contained in this Agreement, or any other agreement or instrument furnished by the Sellers to the Buyers pursuant to this Agreement; or

b.           any failure to perform any covenant or agreement of the Sellers contained in this Agreement, or any agreement or instrument furnished by the Sellers to the Buyers pursuant to this Agreement.

  8.2     Indemnification by the Buyers. The Buyers hereby agree to indemnify, hold harmless, protect, and defend the Sellers, their agents, representatives, attorney's, officers and directors from and against any and all claims, causes of action, liabilities, losses, costs, taxes, damages, whether foreseeable or unforeseeable, arising out of this sale of stock and after the date of this Agreement. The Buyers shall further indemnify the Sellers in respect of, and hold it harmless against, any and all damages incurred or suffered by the Sellers resulting from, relating to or constituting:

a.           any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyers contained in this Agreement or any other agreement or instrument furnished by the Purchasers to the Sellers pursuant to this Agreement;

b.           any failure to perform any covenant or agreement of the Buyers contained in this Agreement or any other agreement or instrument furnished by the Buyers to the Sellers pursuant to this Agreement.

9.           Cooperation. Buyers, the Seller and the Company agree to cooperate fully with one another in taking any actions necessary or helpful to accomplish the transactions contemplated hereby.

10.         Costs and Expenses. Buyers are responsible for their own Attorney fees and other related costs. Seller is responsible for its own Attorney fees and other related costs including, but not limited to, any Federal or State income taxes which may be due as a result of this transaction. No cost shall be paid by the other party without proper notice and proper acceptance. Costs of any Closing Agent employed to close this stock sale transaction shall be paid equally by the parties.

11.         Parties in Interest; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and transferees. No party may voluntarily or involuntarily assign its or their interest under this Agreement without the prior written consent of the other party hereto.

12.         Amendment. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment or consent is sought.

13.         Governing Law. This Agreement shall be construed in accordance with and governed by the internal law of the State of Idaho (without reference to its rules as to conflicts of law).

14.         Notice. All notices, requests, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given if transmitted by facsimile, upon acknowledgment of receipt thereof in writing by facsimile or otherwise; if personally delivered, upon delivery or refusal of delivery; if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed to the respective party to whom such notice, consent, waiver or other communication relates at the following addresses:

To Sellers:	Greg Stewart
Stewart Contracting Inc.
Post Office Box 1275
Pinehurst, ID 83850

  With a copy to:

To Buyers:	United Mine Services, Inc.
Attn. Michael E. Reagan
1044 NW Blvd. Suite D
Coeur d'Alene, ID 83814

15.         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

16.         Entire Agreement. This Agreement and the exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

17.         Legal Representation.

18.         Further Actions. After the Effective Date, the Sellers shall execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by Buyers in order to transfer and assign to, and vest in, Buyers the Shares pursuant to the terms of this Agreement or to permit Buyers to control the Company and its assets.

19.         Attorney's Fees. In the event of any breach of this Agreement, the party responsible for the breach agrees to pay reasonable attorney's fees and costs, including, but not limited to the costs of service of notices incurred by the other party. The prevailing party in any suit instituted arising out of this Agreement shall be entitled to receive reasonable attorney's fees and costs incurred in such suit or proceedings.

20.         Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement, or the actual or alleged breach hereof, or arising out of or relating to the rights or duties or obligations of the parties inter se in any capacity respecting any matter that could be asserted in a dispute by way of cross-complaint or counterclaim, shall be settled by exclusive and binding arbitration, by a single arbitrator conducted in a Seller designated location in accordance with, and by an arbitrator appointed pursuant to, the Rules of the American Arbitration Association applicable to the type of dispute in question in effect at the time, and judgment upon the award rendered pursuant thereto may be entered in any court having jurisdiction thereof, and all rights or remedies of the parties, or any of them, to the contrary are hereby expressly waived except the right to obtain preliminary injunctive relief pending the commencement of arbitration of the disputed matters. Notwithstanding any provision of the aforesaid Rules or Statutes to the contrary, the refusal or failure of any party to appear at or participate in any hearing or other portion of any arbitration proceeding pursuant to this paragraph shall not prevent any such hearing or proceeding from going forward, and the Arbitrator is empowered to make a decision or render an award, or both, ex parte, which shall be binding on such party as fully as though such party had fully participated in such hearing or proceeding. As provided in Paragraph 19, the prevailing party in any arbitration proceeding pursuant to this paragraph shall be entitled to an award for such party's expenses and attorneys' fees in connection therewith, and the cost of conducting the arbitration proceeding shall be borne by the losing party.

IN WITNESS WHEREOF, Buyers, each Seller and the Company have caused this Agreement to be signed, all as of the date first written above.

BUYERS:	SELLERS:

United Mine Services, Inc	Greg S. and Jenny L. Stewart

KURT HOFFMAN	GREG S. STEWART
Kurt Hoffman	Greg S. Stewart

JENNY L. STEWART
Jenny L. Stewart

COMPANY;

GREG S. STEWART
Greg S. Stewart, President

(EXHIBIT "A" TO STOCK PURCHASE AND SALE AGREEMENT)

LEASE AGREEMENT

THIS LEASE AGREEMENT is entered into this 1st day of November , 2007 ("Effective Date"), jointly and severally by and between UNITED MINE SERVICES, INC., an Idaho Corporation and (hereinafter collectively the "Lessee"), and Greg And Jenny Stewart, husband and wife, (hereinafter collectively the "Lessor")

RECITALS:

WHEREAS, Lessee herein and on the Effective Date did purchase all of the shares of capital stock in Stewart Contracting, Inc., an Idaho Corporation ("Company") from the Lessors; and

WHEREAS, as a condition to the closing of such sale and purchase of shares, the Lessee desires to enter into this Lease Agreement for the Real Property on which the Company has historically been operated and Lessor desires to lease to the Lessee such Real Property all on the terms and conditions as contained herein.

IN WITNESS WHEREOF, the parties have set their hands as of the Effective Date.

1.           Premises. Lessor hereby leases to Lessee for the term, at the rental, and upon all of the conditions set forth herein, certain real property generally located at 202 S. Division Street in Pinehurst Idaho, as more legally described on the Exhibit "A" attached hereto. Said real property leased hereunder, including the land and all fixtures and all other improvements existing thereon, are herein called the "Premises".

2.           Term. The term of this Lease shall be for approximately twelve (12) months, beginning the Effective Date, and ending on June 30, 2008 ("Term"). Any renewal options shall be mutually agreed upon between Lessor and Lessee.

3.           Rent. Lessee, jointly and severally, shall pay to Lessor as rent for the Premises the amounts stipulated hereinafter. All rent shall be paid in lawful money of the United States to Lessor at P.O. Box 1275, Pinehurst, Idaho 83850, or to such party or place as may be designated in writing hereafter by Lessor.

  3.1           Base Rent. During the Term of the lease, and in addition to insurance and other charges required to be paid hereunder by Lessee, Lessee, shall pay to Lessor, with respect to the Premises, a base monthly rental in the sum of Seven Fifteen Hundred Dollars ($1,500.00) ("Base Rent"). Such Base Rent shall be payable monthly and in advance on the first (1ST) day of each month during the term hereof. The first months rent shall be prorated based on the number of calendar days in the month of commencement, and paid on the basis of Fifty Dollars ($50) per day and payable to Lessor on the Effective Date.

  3.2           Late Payment Charge. In the event any payment of rent or other charge is delivered by Lessee to Lessor more than ten (10) days after its due date, the Lessor shall be further paid a $200 late payment charge.

4.           Use. The Premises shall be used only for commercial purposes, and only that relate to the operations of the Company. The Premises shall not be used for any illegal purposes.

Lessee hereby accepts the Premises in its condition existing as of the Lease commencement date hereof, subject to all applicable zoning, municipal, county, and state laws, ordinances, and regulations governing and regulating the use of the Premises, and any covenants or restrictions of record. and requirements in effect during the term or any act of the term hereof, regulating the use by Lessee of the premises. Lessee shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance.

5.           Repairs.

  5.1           Maintenance. Lessee shall, at Lessee's own cost and expense repair or replace any damage or injury done to the Premises, or any part thereof caused by Lessee or Lessee's agents, employees, invitees, or visitors; provided, however, if Lessee fails to make such repairs or replacements promptly, Lessor may, at its option, make such repairs and replacements, and Lessee shall repay the reasonable cost thereof to the Lessor on demand. In addition, at Lessee's own cost and expense, Lessee will (i) keep all drainage pipes free and open; (ii) protect the water, heating and other pipes so that they will not freeze or become clogged; and (iii) repair all leaks and all damages caused by leaks or by reason of Lessee's failure to protect and keep free, open and unfrozen any of the pipes and plumbing on said Premises. Lessee shall be liable for the removal of ice and snow from the sidewalks in front of and about said Premises and parking lot.

  5.2           Improvements or Repairs. Lessor shall not be called upon to make any improvement or repair of any kind upon said Premises. Lessee shall keep and maintain the Premises, including all utilities. Said Premises shall at all times be kept and used in accordance with the laws of the state, city or county where the Premises are located, and ordinances of the appropriate jurisdictions, and in accordance with all directions, rules and regulations of health officers, fire marshals, building inspectors, or other proper officers of the City where the Premises are located, at the sole cost and expense of said Lessee. Lessee will permit no waste, damage or injury to the Premises.

  5.3           Failure to Perform. If Lessee fails to perform Lessee's obligations under this Paragraph 5 or under any other paragraph of this Lease, Lessor may, at Lessor's option, enter upon the Premises after thirty (30) days' prior written notice to Lessee (except in the case of emergency, in which case no notice shall be required), perform such obligations on Lessee's behalf and put the Premises in good order, condition, and repair, and the reasonable cost shall be due and payable as additional rent to Lessor together with Lessee's next rental installment.

  5.4           Surrender Premises. On the last day of the term hereof, or on any sooner termination, Lessee shall surrender the Premises to Lessor in the same condition as received, ordinary wear and tear excepted, clean and free of debris. Lessee shall repair any damage to the Premises occasioned by the installation or removal of its trade fixtures, furnishings and equipment. Notwithstanding anything to the contrary otherwise stated in this Lease, Lessee shall leave the power panels, electrical distribution systems, lighting fixtures, space heaters, plumbing and fencing on the Premises in good operating condition.

6.           Alterations. Upon the prior written consent of Lessor, the Lessee may make alternations to the Premises. All alterations, additions, and improvements which shall be made shall be at the sole cost and expense of Lessee without lien against the Premises, and shall become the property of Lessor at the termination of this Lease without reimbursement to Lessee, and shall remain in and be surrendered with the Premises as a part thereof at the termination of this Lease, without disturbance, molestation or injury. Lessee agrees to comply with all laws, ordinances, rules, and regulations of the City of Pinehurst and County of Shoshone, or any other authorized public authority. Lessee further agrees to save Lessor free and harmless from damage, loss, or arising out of said work.

7.           Utilities. Lessee hereby covenants and agrees to pay all charges for heat, garbage, light, and water, and for all other public utilities which shall be used in or charged against the entire building during the full term of this Lease. All items, directly attributable to the operation of Lessee's business on the Premises, including all license fees and governmental charges levied on the operation of Lessee's business on the premises will be paid directly by Lessee.

8.           Insurance: Indemnity.

  8.1           Liability Insurance - Lessee. Lessee shall, at Lessee's expense, obtain and keep in force during the term of this Lease a policy of Combined Single Limit Bodily Injury and Property Damage Insurance insuring Lessee and Lessor against any liability arising out of the use, occupancy or maintenance of the Premises and all other areas appurtenant thereto. Such insurance shall be in an amount not less One Million Dollars ($1,000,000) per occurrence.

  8.2           Property Insurance. Lessee shall obtain and keep in force with Lessor as the insured  or beneficiary during the term of this Lease a policy or policies of insurance covering loss or damage to the Premises, including covering Lessee's fixtures, equipment and tenant improvements, in an amount  not less than the full replacement value thereof, as the same may exist from time to time, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, and "all risk" as such term is used in the insurance industry but not plate glass insurance. The Lessor shall be listed as a co-insured on such policy. A certificate of such insurance shall be delivered to Lessor on or before the date hereof.

  8.3           Payment of Premiums. Lessee shall pay the cost of all insurance required under Paragraphs 8.1 and 8.2 herein.

  8.4           Waiver of Subrogation. Lessee and Lessor each hereby release and relieve the other, and waive their entire right of recovery against the other for loss or damage arising out of or incident to the perils insured against under Paragraph 8.2 which perils occur in, on or about the Premises, whether due to the negligence of Lessor or Lessee or their agents, employees, contractors and/or invitees. Lessee and Lessor shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

  8.5           Indemnity. Lessee shall indemnify and hold harmless Lessor from and against any and all claims arising from Lessee's use of the Premises, or from the conduct of Lessee's business or from any activity, work or things done, permitted or suffered by Lessee in or about the Premises or elsewhere and shall further indemnify and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation on Lessee's part to be performed under the terms this Lease, or arising from any negligence of the Lessee, or any of Lessee's agents, contractors, or employees, and from and against all costs, attorney's fees, expenses and liabilities incurred in the defense of any such claim or any such action proceeding brought thereon. In case any action or proceeding be brought against Lessor by reason of any such claim, Lessee, upon notice from Lessor, shall defend the same at Lessee's expense by counsel satisfactory to Lessor. Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises arising from any cause and Lessee hereby waives all claims in respect thereof against Lessor.

  8.6           Exemption of Lessor from Liability. Lessee hereby agrees that Lessor shall not be liable for injury to Lessee's business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Lessee, Lessee's employees, invitees, customers, or any other person in or about the Premises, nor shall Lessor be liable for injury to the person of Lessee, Lessee's employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said damage or injury results from conditions arising upon the Premises.

9.           Damage or Destruction.

9.1	Definitions.

(a)           "Premises Partial Damage" shall herein mean damage or destruction to the Premises to the extent that the cost of repair is less than fifty percent (50%) of the fair market value of the Premises immediately prior to such damage or destruction. "Premises Building Partial Damage" shall herein mean damage or destruction to the building of which the Premises are a part to the extent that the cost or repair is less than fifty percent (50%) of the fair market value of such building as a whole immediately prior to such damage or destruction.

(b)           "Premises Total Destruction" shall herein mean damage or destruction to the Premises to the extent that the cost of repair is fifty percent (50%) or more to the fair market value of the Premises immediately prior to such damage or destruction. "Premises Building Total Destruction" shall herein mean damage or destruction to the building of which the Premises are a part of the extent that the cost of repair is fifty percent (50%) or more of the fair market value of such building as a whole immediately prior to such damage or destruction.

(c)           "Insured Loss" shall herein mean damage or destruction which was caused by an event required to be covered by the insurance described in Paragraph 8.

  9.2           Partial Damage - Insured Loss. Subject to the provisions' of Paragraphs 9.4, 9.5, and 9.6, if at any time during the term of this Lease there is damage which is an Insured Loss and which falls into the classifications of Premises Partial Damage or Premises Building Partial Damage, then Lessor shall, up to limits of insurance proceeds, repair such damage, including Lessee's fixtures, equipment or tenant improvements, as soon as reasonably possible and this Lease shall continue in full force and effect subject to Paragraphs 9.6(a) and (b).

  9.3           Partial Damage - Uninsured Loss. Subject to the provisions, of Paragraphs 9.4, 9.5, and 9.6, if at any time during the term of this Lease there is damage which is not an Insured Loss and which falls within the classification of Premises Partial Damage or Premises Building Partial Damage, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee's expense), Lessor may at Lessor's option either (i) repair such damage as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or (ii) give written notice to Lessee within thirty (30) days after the date of the occurrence of such damage of Lessor's intention to cancel and terminate the Lease as of the date of the occurrence of such damage. In the event Lessor elects to give such notice of

Lessor's intention to cancel and terminate this Lease, Lessee shall have the right, within ten (10) days after the receipt of such notice, to give written notice to Lessor of Lessee's intention to repair such damage at Lessee's expense, without reimbursement from Lessor, in which event this Lease shall continue in full force and effect, and Lessee shall proceed to make such repairs as soon as reasonably possible. If Lessee does not give such notice within such ten (10) day period, this Lease shall be canceled and terminated as of the date of the occurrence of such damage.

  9.4           Total Destruction. If at any time during the term of this Lease there is damage, whether or not an Insured Loss, (including destruction required by any authorized public authority), which falls into the classification of Premises Total Destruction or Premises Building Total Destruction, this Lease shall automatically terminate as of the date of such total destruction.

  9.5           Damage Near End of Term.

(a)           If at any time during the Term of this Lease there is damage, whether or not an Insured Loss, which falls within the classification of Premises Partial Damage, Lessor may at Lessor's option cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to Lessee of Lessor's election to do so within thirty (30) days after the date of occurrence of such damage.

  9.6           Abatement of Rent: Lessee's Remedies.

(a)           In the event of damage described in Paragraph 9.2 or 9.3, and Lessor or Lessee repairs or restores the Premises pursuant to the provisions of this Paragraph 9, the rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Lessee's use of the Premises is impaired. Except for abatement of rent, if any, Lessee shall have no claim against Lessor for any damage suffered by reason of any such damage, destruction, repair or restoration.

(b)           If Lessor shall be obligated to repair or restore the Premises under the provisions of Paragraph 9 and shall not commence such repair or restoration within ninety (90) days after such obligations shall accrue, Lessee may, at Lessee's option, cancel and terminate this Lease by giving Lessor written notice of Lessee's election to do so at any time prior to the commencement of such repair or restoration. In such event, this Lease shall terminate as of the date of such notice.

  9.7           Waiver. Lessor and Lessee waive the provisions of any statutes which relate to termination of leases when leased property is destroyed and agree that such event shall be governed by the terms of this Lease.

  9.8           Hazardous Waste. Lessor hereby acknowledges that to the best of Lessor's knowledge there is no hazardous waste or evidence of toxic materials on the Premises. Lessee hereby agrees to comply with all federal, state and local regulations regarding hazardous waste and toxic material disposal and agrees to hold Lessor harmless from any and all loss, damage, or claims arising out of any violation of said regulations, including attorney's fees caused by Lessee's noncompliance. In the event Lessee disposes of any hazardous waste or toxic materials on the Property or the Premises, in violation of any federal, state or local regulations is shall be Lessee's sole responsibility to pay to clean up and remove the hazardous waste and/or toxic material caused by Lessee. This provision shall survive the termination of the Lease.

10.         Taxes and Assessments.

  10.1           Real Property Taxes and Assessments. Lessee shall pay the cost of all real property taxes, and other assessments applicable to the Premises.

  10.2           Personal Property Taxes. Lessee shall pay, prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment, and all other personal property of Lessee contained in the- premises or elsewhere. When possible, Lessee shall cause said trade fixtures, furnishings, equipment, and all other personal property to be assessed and billed separately from the real property of Lessor.

11.         Assignment. Lessee shall not let or sublet the whole or any part of the Premises, nor assign this Lease or any par thereof without the written consent of the Lessor, or Lessor's agents, which consent may be unreasonably withheld. This Lease shall not be assignable by operation of law. If consent is once given by Lessor to the assignment of this Lease, or any interest therein, Lessor shall not be barred from afterwards refusing to consent to any further assignment.

12.         Defaults: Remedies.

  12.1           Defaults. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

(a)           The vacating or abandonment of the Premises by Lessee

(b)           The failure by Lessee to make any payment of rent or any other payment required to be made by Lessee hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof from Lessor to Lessee. In the event that Lessor serves Lessee with Notice to Pay Rent or Quit pursuant to applicable Unlawful Detainer statutes, such Notice to Pay Rent or Quit shall also constitute the notice required by this subparagraph.

(c)           The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than described in subparagraph (b) above, where such failure shall continue for a period of thirty (30) days after written notice hereof from Lessor to Lessee; provided, however, that if the nature of Lessee's default is such that more than thirty (30) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(d)           (i) The making by Lessee of any general arrangement or assignment for the benefit of creditors; (ii) Lessee becomes a "debtor" as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the ease of a petition filed against Lessee, the same is dismissed within sixty [60j days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where such seizure is not discharged within thirty (30) days. Provided, however, in the event that any provision of this Paragraph 12.1(d) is contrary to any applicable law, such provision shall be of no force or effect.

12.2           Remedies. In the event of any such material default or breach by Lessee, Lessor may at any time thereafter, with or without notice or demand and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such default or breach:

(a)           Terminate Lessee's right of possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event, Lessor shall, be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee's default including, but not limited to, (i) the cost of recovering possession of the Premises; (ii) expenses of reletting, including necessary renovation and alteration of the Premises,including reasonable attorney's fees, and any real estate commission actually paid.

(b)           Maintain Lessee's right to possession, in which case this Lease shall continue in effect whether or not Lessee shall have abandoned the Premises. In such event Lessor shall be entitled to enforce all of Lessor's rights and remedies under this Lease including the right to recover the rent as it becomes due hereunder.

(c)           Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state wherein the Premises are located. Unpaid installments of rent and other unpaid monetary obligations of Lessee under the terms of this Lease shall bear interest from the date due at twelve percent (12%) per annum.

13.         Condemnation. If the whole of the Premises shall be taken by the city or state or other public authority for any public use, then the tenancy hereby granted shall cease on the day prior to the vesting of title in such authority and rent due hereunder shall be paid and adjusted as of that day. If a portion of said demised Premises shall be taken and as a result thereof, there shall be such a major change in the character of the Premises as to prevent Lessee from using the same in substantially the same manner as therefore used, then and in that event the Lessee may either cancel and terminate this Lease as to the specific project location only as of the date when the part of the Premises so taken shall be required for such public purpose or said Lessee may continue to occupy the remaining portion; provided, however, the Lessee shall give written notice to the Lessor within fifteen (15) days after the date of such vesting of title of its election. In the event Lessee shall remain in possession and occupation of the remaining portion, all the terms and conditions of this Lease shall remain in full force and effect with respect to such remaining portion, except that the rent reserved to be paid hereunder shall be equitably adjusted according to the amount and value of the remaining space. Lessee agrees to make such repairs or improvements as shall be necessary to make the remaining portion of the Premises useful. The entire award of damages or compensation for the Premises taken or the amount taken pursuant to private purchase in lieu thereof, whether such condemnation or sale be total or partial, shall belong to and be the property of Lessor, provided, however, nothing herein contained shall be deemed or construed to prevent Lessee from interposing and prosecuting in any condemnation proceeding a claim for the value of any trade fixture installed in the demised Premises by Lessee. In case of a partial condemnation of the demised Premises, Lessor shall reimburse Lessee from any award for the cost, loss or damages sustained by Lessee as a result of any alterations, modifications or repairs which may be reasonably required of Lessee in order to place the remaining portion of the demised Premises not so condemned in a suitable condition for Lessee's further occupancy.

14.         Option to Purchase. At any time during the Term of this Lease, and provided Lessee is not in default in any of the terms herein, and provided the Lessor has decided to sell the property, Lessee shall have the exclusive option to purchase the Premises for a mutually agreed upon price. The terms of said purchase shall include full payment of the purchase price in cash, of lawful money of the United States of America in currency or certified check thereof, unless agreed otherwise between the parties. Marketable title shall be conveyed by Warranty Deed free of all encumbrances except rights of ways and easements of record. Further, Lessor shall supply title insurance insuring marketable title in Lessee as buyers free of encumbrances except those delineated above. If this option is exercised, the sale shall be closed at such place as the parties may mutually agree, provided that such closing occurs not later than the date of expiration of the Term of this Lease.

15.         Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

16.         Time of Essence. Time is of the essence.

17.         Additional Rent. Any monetary obligations of Lessee to Lessor under the terms of this Lease shall be deemed to be rent.

18.         Incorporation of Prior Agreements: Amendments. This Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in the interest at the time of the modification. Lessee assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all applicable laws and regulations in effect during the term of this Lease except as otherwise specifically stated in this Lease.

19.         Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal delivery or by certified mail, and if given personally or by mail, shall be deemed sufficiently given if addressed to Lessee or to Lessor at the address noted below the signature of the respective parties, as the case may be. Either party may by notice to the other specify a different address for notice purposes except that upon Lessee's taking possession of the Premises, the Premises shall constitute Lessee's address for notice purposes. A copy of all notices required or permitted to be given to Lessor hereunder shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate.

20.         Waivers. No waiver by Lessor or any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Lessee of the same or any other provision. Lessor's consent to, or approval of any act, shall not be deemed to render unnecessary the obtaining of Lessor's consent to or approval of any subsequent act by Lessee. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor's knowledge of such breach at the time of acceptance of such rent.

21.         Recording. Either Lessor or Lessee shall, upon request of the other, execute, acknowledge and deliver to the other a "short-form" memorandum of this Lease for recording purposes.

22.         Holding Over. If Lessee, with Lessor's consent, remains in possession of the Premises or any part thereof after the expiration of the term hereof, such occupancy shall be a tenancy from month to month upon all the provisions of this Lease pertaining to the obligations of Lessee, but all options and rights of first refusal, if any, granted under the terms of this Lease shall be deemed terminated and be of no further effect during said month-to-month tenancy.

23.         Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

24.         Covenants and Conditions. Each provision of this Lease performable by Lessee shall be deemed both a covenant and a condition.

25.         Binding Effect: Choice of Law. This Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the state of Idaho, wherein the Premises are located.

26.         Subordination.

  26.1           Lessor's Option. This Lease, at Lessor's option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the real property of which the Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Lessee's right to quiet possession of the Premises shall not be disturbed if Lessee is not in default and so long as Lessee shall pay the rent and observe and perform all of the provisions of this Lease. If any mortgagee, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Lessee, this Lease shall be deemed prior is to such mortgage, deed of trust, or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease, or the date of recording thereof.

  26.2           Lessee's Obligation. Lessee agrees to execute any documents required to effectuate an attornment, a subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. Lessee's failure to execute such documents within ten (10) days after written demand shall constitute a material default by Lessee hereunder, or, at Lessor's option, Lessor shall execute such documents on behalf of Lessee as Lessee's attorney-in-fact. Lessee does hereby make, constitute and irrevocably appoint Lessor as Lessee's attorney-in-fact and in Lessee's name, place and stead, to execute such documents in accordance with this Paragraph 26.2.

27.         Attorney's Fees. If any party named herein brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in such action, on trial or appeal, shall be entitled to its reasonable attorney's fees to be paid by the losing.

party as fixed by the court. The provisions of this paragraph shall inure to the benefit of the party named herein who seeks to enforce a right hereunder.

28.         Lessor's Access. Lessor and Lessor's agents shall have the right to enter the Premises at reasonable times for the purpose of inspecting the same, showing the same to prospective Buyers, lenders, or lessees, and making such alterations, repairs, improvements or additions to the Premises or to the building of which they are a part as Lessor may deem necessary or desirable. Lessor may at any time place on or about the Premises any ordinary "For Sale" signs and Lessor may at any time during the last thirty (30) days of the term hereof place on or about the Premises any ordinary "For Lease" signs, all without rebate of rent or liability to Lessee.

29.         Signs. Lessee shall not place any sign upon the Premises, without Lessor's prior consent, which consent shall not be unreasonably withheld. Approval is hereby given by Lessor for the installation of such identification, subject only to the Lessor's written approval of the exact location, size and type of display desired.

30.         Merger. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, or a termination by Lessor, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing sub-tenancies or may, at the option of Lessor, operate as an assignment to Lessor of any or all of such subtenancies.

31.         Consents. Except as otherwise provided, wherever in this Lease the consent of one party is required to an act of the other party, such consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date first written above.

LESSEE:	LESSOR:

UNITED MINE SERVICES, INC.	GREG AND JENNY STEWART

KURT HOFFMAN	GREG STEWART
Kurt Hoffman, President	Greg Stewart

JENNY STEWART
Jenny Stewart